Exhibit 21

Subsidiaries of the Registrants as of February 25, 2014 (1)

State of Incorporation

Northeast Utilities (a Massachusetts business trust) (2)	MA
The Connecticut Light and Power Company (2)	CT
Connecticut Yankee Atomic Power Company (3)	CT
HWP Company	MA
North Atlantic Energy Corporation	NH
North Atlantic Energy Service Corporation	NH
Northeast Nuclear Energy Company	CT
Northeast Utilities Service Company	CT
NSTAR Electric Company (2)	MA
Harbor Electric Energy Company	MA
NU Enterprises, Inc.	CT
Select Energy Contracting, Inc.	MA
Mode 1 Communications, Inc.	CT
Northeast Generation Services Company	CT
E. S. Boulos Company	CT
NSTAR Communications, Inc.	MA
Select Energy, Inc.	CT
NU Transmission Ventures, Inc.	CT
Northern Pass Transmission LLC	NH
Renewable Properties, Inc.	NH
Public Service Company of New Hampshire (2)	NH
Properties, Inc.	NH
The Rocky River Realty Company	CT
Western Massachusetts Electric Company (2)	MA
Yankee Atomic Electric Company (3)	MA
Yankee Energy System, Inc.	CT
Hopkinton LNG Corp.	MA
NSTAR Gas Company	MA
Yankee Energy Financial Services Company	CT
Yankee Energy Services Company	CT
Yankee Gas Services Company	CT

(1)

The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary," have been omitted in accordance with Item 601(b)(21)(ii) of Regulation S-K.

(2)

SEC Registrant.

(3)

For The Connecticut Light and Power Company, NSTAR Electric Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company, investments in Connecticut Yankee Atomic Power Company and Yankee Atomic Electric Company are accounted for under the equity method.